Exhibit (a)(5)(vi)

Tender Offer at Price of $1.20 per Share Expires Friday

Offer Price Automatically Drops to $1.04 per Share

at the End of Friday, August 15, 2014

12 Midnight New York City Time

LA CAÑADA, CA – August 12, 2014 – Sport Chalet, Inc. (NASDAQ: SPCHA, SPCHB) encourages stockholders to tender all of their Class A and Class B shares of Sport Chalet (the “Shares”) in order to increase the likelihood of receiving the current offer price of $1.20 per Share pursuant to the previously announced cash tender offer for all outstanding Shares (the “Offer”) by an affiliate of Vestis Retail Group, LLC (“Vestis”), by 12:00 Midnight New York City time, at the end of Friday, August 15, 2014 (the “Expiration Time”).

If the total number of Shares tendered (together with the Shares (the “Family Shares”) that Vestis has agreed to purchase from Sport Chalet’s founding family members for $0.75 per share), do not constitute at least 90% of each class of Shares at the Expiration Time, the $1.20 offer price automatically drops to $1.04 per Share.

Vestis extended the initial expiration time from August 1, 2014 to August 15, 2014 because of the small number (less than 80,000) of Class B shares that were needed in order for all stockholders (other than holders of Family Shares) to receive $1.20 per Share in the Offer (and second-step merger following the consummation of the Offer). As of the close of business on August 11, 2014, approximately 85,000 additional Class B shares must be tendered by 12:00 Midnight New York City time, at the end of Friday, August 15, 2014 in order to reach the 90% threshold described above (subject to any withdrawals).

Vestis does not intend to extend the Offer at $1.20 per Share again. If the 90% threshold described above is not reached by the Expiration Time, the offer price will automatically be reduced to $1.04 and Vestis and Sport Chalet will proceed to a special meeting of the Sport Chalet stockholders at which they expect the second-step merger to be approved. Any Shares not acquired in the Offer that are acquired pursuant to the second-step merger will receive the same price as paid for Shares tendered in the Offer (subject to the exercise of appraisal rights).

As previously announced, the Board of Directors of Sport Chalet unanimously recommends that stockholders of Sport Chalet tender their shares in the Offer, which is being made pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Vestis, Everest Merger Sub, Inc., a wholly owned subsidiary of Vestis, and Sport Chalet.

In the event the offer price is reduced to $1.04 per Share, the Offer will be extended for 10 business days, during which stockholders will have withdrawal rights described in the offer to purchase previously distributed to Sport Chalet stockholders.

Stockholders with questions about the Offer are asked to contact Georgeson Inc., the information agent for the Offer, at (866) 856-6388.

Notice to Investors

This press release and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Sport Chalet. Vestis has filed with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal, and other documents relating to the Offer and Sport Chalet has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer. Vestis and Sport Chalet have mailed these documents to stockholders of Sport Chalet. These documents contain important information about the Offer and stockholders of Sport Chalet are urged to read them carefully. Stockholders of Sport Chalet are able to obtain a free copy of these documents and other documents filed by Sport Chalet with the SEC at www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from Georgeson Inc. or from Vestis.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, Sport Chalet has filed a preliminary proxy statement and expects to file a definitive proxy statement with the SEC. Additionally, Sport Chalet will file other relevant materials with the SEC in connection with the proposed acquisition of Sport Chalet pursuant to the terms of the Merger Agreement. The materials to be filed by Sport Chalet with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. Investors and stockholders may obtain free copies of the definitive proxy statement when filed from Sport Chalet by contacting the Investor Relations department at One Sport Chalet Drive, La Cañada, California 91011, telephone number (818) 949-5300. INVESTORS AND SECURITY HOLDERS OF SPORT CHALET ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT WHEN FILED AND THE OTHER RELEVANT MATERIALS BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER.

Sport Chalet and its respective directors, executive officers and other members of their management and employees, under the SEC rules, may be deemed to be participants in the solicitation of proxies of Sport Chalet’s stockholders in connection with the proposed transaction. Information concerning the interests of Sport Chalet’s executive officers and directors, which may, in some cases, be different than those of Sport Chalet’s stockholders generally, are set forth in the preliminary proxy statement and will be included in the definitive proxy statement.

About Sport Chalet

Sport Chalet (Nasdaq: SPCHA, SPCHB) is a premier, full service specialty sporting goods retailer featuring the industry’s top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 50 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; and a Team Sales division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, Scuba training and certification, Scuba boat charters, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

About Vestis Retail Group

Based in Connecticut, Vestis Retail Group, LLC was formed by Versa Capital Management, LLC and encompasses Bob’s Stores (Bob’s) and Eastern Mountain Sports (EMS). Bob’s is a 60-year-old, award-winning Northeastern retailer of value-oriented footwear, apparel and work wear. EMS is the second largest U.S. multi-channel retailer of human-powered outdoor sports apparel and equipment with stores in the Northeastern and Mid-Atlantic states. More information is available at www.bobstores.com and www.ems.com.

About Versa Capital Management

Based in Philadelphia, PA, Versa Capital Management, LLC is a private equity investment firm with more than $1.4 billion of assets under management focused on control investments in special situations involving middle market companies where value and performance growth can be achieved through enhanced operational and financial management. Versa’s portfolio includes retailers Avenue Stores, EMS and Bob’s Stores; restaurants such as Black Angus Steakhouses; community newspapers under Civitas Media; and manufacturers that service a variety of industries. More information can be found at www.versa.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management teams. These forward-looking statements involve significant risks and uncertainties, including those discussed below and others that can be found in Sport Chalet’s Form 10-K for the year ended March 30, 2014, and in any subsequent periodic reports from Sport Chalet on Form 10-Q and Form 8-K. Vestis and Sport Chalet are providing this information as of the date of this news release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. Forward-looking statements can be identified by the use of words such as “will,” “could,” “should,” “may,” “anticipate,” “expect,” “intend,” “estimate,” “believe,” “project,” “plan,” “potential,” “continue,” or other similar expressions.

Forward-looking statements include, without limitation, statements regarding business combinations and similar transactions, prospective performance and opportunities, and the outlook for Vestis’s and Sport Chalet’s businesses, performance and opportunities; the expected timing of the completion of the transactions contemplated by the Merger Agreement; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties regarding the two companies’ ability to integrate successfully; uncertainties as to the timing of the Offer and the second-step merger (the “Merger”); uncertainties as to how many of Sport Chalet’s stockholders will tender their stock in the Offer; the possibility that competing offers will be made; the failure of Sport Chalet’s stockholders to approve the Merger; the failure to complete the Offer or the Merger in the timeframe expected by the parties or at all; the possibility that various closing conditions for the transactions may not be satisfied or waived; Sport Chalet’s ability to maintain relationships with employees, customers, or suppliers; the negative effect of the economic downturn and the lack of winter weather on the Sport Chalet’s sales; limitations on borrowing under Sport Chalet’s credit facilities; Sport Chalet’s ability to control operating expenses and costs; the competitive environment of the sporting goods industry in general and in Sport Chalet’s specific market areas; the challenge of maintaining Sport Chalet’s competitive position; Sport Chalet’s ability to maintain the growth of its Team Sales Division and online business; Sport Chalet’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its common stock; and changes in costs of goods and services. These and other risks are more fully described in Sport Chalet’s filings with the SEC.

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Information Agent:

Georgeson Inc.

(866) 856-6388

Sport Chalet Contact:

Steve Teng

investorrelations@sportchalet.com

818.949.5300 ext. 728